Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 1, 2013, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of ICF International, Inc., and subsidiaries on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of ICF International, Inc., and subsidiaries on Form S-3 (File No. 333-161896, effective September 29, 2009) and on Forms S-8 (File No. 333-168608, effective August 6, 2010, File No. 333-165474, effective March 15, 2010, File No. 333-159053, effective May 8, 2009, File No. 333-150932, effective May 15, 2008, File No. 333-142265, effective April 20, 2007 and File No. 333-137975, effective October 13, 2006).

/s/ Grant Thornton LLP

McLean, Virginia March 1, 2013